HILLS BANCORPORATION
                                   EXHIBIT 11

                    COMPUTATION OF EARNINGS PER COMMON SHARE

                                                            Three months ended
                                                                 March 31

                                                           2001            2000
                                                          ----------------------
Weighted average number of shares outstanding
  (basic) ......................................          1,495,483    1,495,941
Weighted average of potential dilutive shares
  Attributable to stock options granted
  computed under the treasury stock method .....             13,250       12,585
                                                          ----------------------
Weighted average number of shares (diluted) ....          1,508,733    1,508,526
                                                          ======================
Earnings Per Share:
   Net income (in thousands) ...................          $   2,307    $   2,204
                                                          ======================
   Earnings per common share:
     Basic .....................................          $    1.54    $    1.47
     Diluted ...................................               1.53         1.46